Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

between

SANOFI

and

SLING THERAPEUTICS, INC.

Dated as of December 20, 2019

Schedules

Schedule 1.53	Licensed Compounds
Schedule 1.54	Licensed Know-How
Schedule 1.55	Licensed Patents
Schedule 2.6	Inventory of Licensed Compounds
Schedule 3.1.2	Development Plan
Schedule 6.2	R&D Expenses
Schedule 10.2.1	Additional Sanofi Patents

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of December 20, 2019 (the “Effective Date”) by and between Sanofi, a French corporation (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sling Therapeutics, Inc., a Delaware corporation (“Licensee”). Sanofi and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sanofi controls certain intellectual property rights with respect to the Licensed Compounds (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Licensee, and Licensee wishes to take, a license under such intellectual property rights to Develop (as defined herein) and Commercialize (as defined herein) Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “Accountant” has the meaning set forth in Section 6.13.

1.2. “Accounting Standards” means applicable generally accepted accounting principles, for example the International Financial Reporting Standards adopted by the International Accounting Standards Board or the Generally Accepted Accounting Principles adopted by the US Securities and Exchange Commission, in each case, consistently applied. As of the Effective Date, the applicable Accounting Standards with respect to Licensee are United States generally accepted accounting principles consistently applied.

1.3. “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject during or following exposure to or use of a Licensed Product, whether or not considered causally related to such Licensed Product, (b) the exacerbation of any pre-existing condition occurring during or following exposure to or use of a Licensed Product, or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring during or following exposure to or use of a Licensed Product. For purposes of this Agreement, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose or sensitivity reactions.

1.4. “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party, in each case for so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The term “control” does not apply to Persons which do not direct the management or policies of a Party, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, such as minority investors. Except with respect to Article 9 (Confidentiality), investors in and lenders to Licensee shall not be deemed Affiliates of Licensee, nor shall any Affiliate of such investor or lender be deemed an Affiliate of Licensee unless such Affiliate of such investor or lender is an entity that would be deemed an Affiliate of Licensee by operation of the definition set forth in this Section 1.4 without accounting for any common ownership or control by such investor or lender.

1.5. “Agreement” has the meaning set forth in the preamble hereto.

1.6. “Allocation Expert” has the meaning set forth in Section 6.13.

1.7. “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines (including without limitation Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.8. Reserved.

1.9. “Breaching Party” has the meaning set forth in Section 12.2.

1.10. “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Paris, France and Boston, MA, U.S.A are not closed.

1.11. “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.12. “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.13. “[***] Agreement” means that certain Research, Development and Commercialization Agreement by and between Genzyme Corporation (an Affiliate of Sanofi) and [***] dated October 1, 2011, as amended.

1.14. “Change of Control” means any of the following events which occurs after the Effective Date:

i.

any “person” or “group” (as such terms are defined below) becomes the “beneficial owner” (as defined below) of securities of Licensee representing more than (a) prior to any public offering of Licensee’s capital stock, 50% of the voting power of the then outstanding securities of Licensee with respect to the election of directors of Licensee or (b) after any public offering of Licensee’s capital stock, 30% of the voting power of the then outstanding securities of Licensee with respect to the election of directors of Licensee;

ii.

Licensee enters into a merger, consolidation or similar transaction with another Person in which Licensee is not the surviving entity in such transaction and immediately after which the Persons who beneficially owned the outstanding voting securities of Licensee immediately prior to such transaction do not beneficially own securities of such surviving entity representing at least 50% of the voting power of the then outstanding securities of such surviving entity with respect to the election of directors;

iii.

Licensee enters into a merger, consolidation or similar transaction with another Person in which Licensee is the surviving entity in such transaction but the Persons who beneficially owned the outstanding voting securities of Licensee immediately prior to such transaction cease to beneficially own securities of Licensee representing at least 50% of the voting power of the then outstanding securities of Licensee with respect to the election of directors immediately after such transaction;

iv.	Licensee sells or transfers to any Third Party, in one or more related transactions, all or substantially all of Licensee’s consolidated total assets that relate to this Agreement; or

v.	the holders of capital stock of Licensee approve a plan or proposal for the liquidation or dissolution of Licensee.

For the purpose of this definition of Change of Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.15. “Clinical Data” means all data, reports and results with respect to the Licensed Compounds and the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.16. “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.17. “Combination Product” means a Licensed Product that consists of or contains a Licensed Compound as an active ingredient together with one or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.18. “Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of such Licensed Product in the Field in the Territory after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Studies that are not required to obtain Regulatory Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.19. “Commercially Reasonable Efforts” means [***].

1.20. “Competitive Program” means [***].

1.21. “Complaining Party” has the meaning set forth in Section 12.2.

1.22. “Confidential Information” has the meaning set forth in Section 9.1.

1.23. “Control” means, with respect to any Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to assign or grant a license, sublicense or other right to or under such Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.24. “Controlling Party” has the meaning set forth in Section 7.4.1

1.25. “Derived Patent” means any Licensee Owned Patent that [***].

1.26. “Development” means, with respect to a Licensed Product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies (other than Clinical Studies that are not required to obtain Regulatory Approval for such Licensed Product for an indication), including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.27. “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.

1.28. “Disclosing Party” has the meaning set forth in Section 9.1.

1.29. “Dispute” has the meaning set forth in Section 13.6.

1.30. “Dollars” or “$” means United States Dollars.

1.31. “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding application made in other jurisdictions in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure, and also including, with respect to the United Kingdom solely in the event it cedes from the EU, a drug approval application made under applicable laws of the United Kingdom.

1.32. “Effective Date” has the meaning set forth in the preamble hereto.

1.33. “EMA” means the European Medicines Agency and any successor agency thereto.

1.34. “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein and Switzerland.

1.35. “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.

1.36. “Executive Officers” means the [***].

1.37. “Exploit” means, with respect to a Licensed Compound or Licensed Product, to Develop, have Developed, Commercialize, have Commercialized, Manufacture, have Manufactured, import, export, use, hold, keep (whether for disposal or otherwise), register or dispose of, or have any of the foregoing done with respect to, such Licensed Compound or Licensed Product, and “Exploitation” means the act of Exploiting a Licensed Compound or Licensed Product.

1.38. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.39. “Federal Funds Rate” means the federal funds rate set by the Federal Open Market Committee of the United States Federal Reserve System.

1.40. “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.41. “Field” means all therapeutic, prophylactic, prognostic and diagnostic uses in or for humans.

1.42. “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.43. “Force Majeure Event” has the meaning set forth in Section 13.1.

1.44. “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.45. “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.46. “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.47. “Indemnified Party” has the meaning set forth in Section 11.3.

1.48. “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1 or Section 11.2.

1.49. “Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical

Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.

1.50. “Infringement” has the meaning set forth in Section 7.3.1

1.51. “Infringement Notice” has the meaning set forth in Section 7.3.1.

1.52. “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.53. “Licensed Compounds” means collectively, (a) each of the compounds set forth on Schedule 1.53 and (b) [***].

1.54. “Licensed Know-How” means (a) the Information and Inventions contained in the documents set forth on Schedule 1.54 but excluding any Information and Inventions to the extent claimed or covered by published Licensed Patents, and (b) any additional Information and Inventions which Sanofi may provide to Licensee after the Effective Date in accordance with Section 2.6 (in which case, the Parties agree to update the list of Licensed Know-How in Schedule 1.54, from time to time, to reflect any such additional Information and Inventions).

1.55. “Licensed Patents” means the Patents set forth on Schedule 1.55.

1.56. “Licensed Product” means any pharmaceutical product containing a Licensed Compound, alone or in combination with one or more other active ingredients.

1.57. “Licensee” has the meaning set forth in the preamble hereto.

1.58. “Licensee Indemnitees” has the meaning set forth in Section 11.2.

1.59. “Licensee Know-How” means the Information and Inventions Controlled by Licensee, its Sublicensees, or any of its or their respective Affiliates as of the Effective Date or during the Term (other than the Licensed Know-How) that are reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for the Exploitation of a Licensed Product in the Field in the Territory.

1.60. “Licensee Owned Patent” means all of the Licensee Patents owned by Licensee or any of its Affiliates as of the Effective Date or during the Term and that were not acquired from a Third Party by means of assignment. For clarity, Licensee Owned Patents expressly exclude any Patents Controlled by Licensee or any of its Affiliates that are not owned by Licensee or any of its Affiliates.

1.61. “Licensee Patents” means all of the Patents Controlled by Licensee, its Sublicensees, or any of its or their respective Affiliates as of the Effective Date or during the Term (other than the Licensed Patents) that are reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for the Exploitation of a Licensed Product in the Field in the Territory.

1.62. “Losses” has the meaning set forth in Section 11.1.

1.63. “MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.64. “Major Markets” means each of [***]; provided, however, that with respect to any condition or obligation set forth herein relating to the Major Markets, such obligation shall be met with respect to [***] as one of the Major Markets if such obligation has been met with respect to [***].

1.65. “Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, process development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof.

1.66. “Milestone Event” means each of the events identified as a milestone event in Section 6.3.1 or Section 6.3.2.

1.67. “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.68. “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.69. “Net Sales” means [***].

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by [***].

[***]

[***]

1.70. “Non-Controlling Party” has the meaning set forth in Section 7.4.1.

1.71. “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.72. “Patent Communications” has the meaning set forth in Section 7.2.3.

1.73. “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.74. “Payments” has the meaning set forth in Section 6.9.

1.75. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.76. “Phase 3 Clinical Trial” means a Clinical Study of Licensed Product that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.77. “Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country, including any required patient information, and (b) all labels and other written, printed or graphic matter upon an container, wrapper or any package insert utilized with or for such Licensed Product in such country.

1.78. “Product Trademarks” means the Trademark(s) to be used by Licensee, its Sublicensees or its or their respective Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory.

1.79. “PRV” means a Priority Review Voucher awarded by the FDA.

1.80. “PRV Value” means, with respect to any PRV that is awarded to Licensee or its Affiliates, or a successor to Licensee in the case of a Change of Control, in relation to the Development of a Licensed Compound or a Licensed Product, the sum of $[***].

1.81. “Receiving Party” has the meaning set forth in Section 9.1.

1.82. “Regulatory Approval” means, with respect to a Licensed Product in a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.83. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.84. “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to a Licensed Product.

1.85. “Regulatory Exclusivity” means any period of data, market or other regulatory exclusivity granted or otherwise authorized in respect of a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.86. “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of a Licensed Patent or Derived Patent that claims such Licensed Product or its Exploitation in such country; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; and (c) the tenth anniversary of the First Commercial Sale of such Licensed Product in such country.

1.87. “Sanofi” has the meaning set forth in the preamble hereto.

1.88. “Sanofi Indemnitees” has the meaning set forth in Section 11.1.

1.89. “Sublicense Income” means monies or other consideration received for any sublicense granted pursuant to this Agreement to Exploit the Licensed Compounds including without limitation [***] and other payments, but specifically excluding: [***]

[***]

[***]

1.90. “Sublicense Percentage” means [***].

1.91. “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee under the grant in Section 2.1 as provided in Section 2.3.

1.92. “Term” has the meaning set forth in Section 12.1.

1.93. “Termination Notice Period” has the meaning set forth in Section 12.2.

1.94. “Territory” means the entire world.

1.95. “Third Party” means any Person other than Sanofi, Licensee and their respective Affiliates.

1.96. “Third Party Claims” has the meaning set forth in Section 11.1.

1.97. “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.98. “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (iii) has not been permanently lost through an interference or opposition proceeding that is unappealable or unappealed within the time allowed for appeal, or (b) any claim of a pending Patent application that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, and (iii) has not been pending longer than [***] from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending (after which time such pending claim shall cease to be a Valid Claim for purposes of the License Agreement unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above). For purposes of calculating the end of the [***] for which a given pending claim upon which a first substantive patent office action has been received remains a Valid Claim in accordance with clause (b)(iii) of the preceding sentence, that claim as originally filed and as it subsequently may be amended shall be deemed to be a single claim entitled to a single period of [***].

ARTICLE 2

GRANT OF RIGHTS

2.1. Grants to Licensee. Subject to Section 2.2 and Section 2.3, and subject to compliance with all other terms and conditions of this Agreement, Sanofi hereby grants, on behalf of itself and its Affiliates, to Licensee:

2.1.1. an exclusive (including with regard to Sanofi and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed Patents to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; and

2.1.2. an exclusive (including with regard to Sanofi and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, to use the Licensed Know-How to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory.

2.2. Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, the right to practice under the Licensed Patents and use the Licensed Know-How in the Field and in the Territory and only use the Licensed Compounds solely to conduct non-clinical research (for example, using high-throughput screening), other than for cystic fibrosis; provided that Sanofi will not exercise its retained rights under this Section 2.2 for a period of five years from the Effective Date, and further provided that Sanofi will not file any Patents that claim a Licensed Compound.

2.3. Sublicenses. Licensee shall have the right to grant sublicenses through multiple tiers of sublicensees under the rights and licenses granted to Licensee under Section 2.1, including the right to grant sublicenses to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; provided that Licensee shall (a) remain jointly and severally liable hereunder for the compliance by any such Sublicensee with the terms and conditions of this Agreement, (b) require each Sublicensee to execute a written sublicense agreement, the terms of which shall be consistent in all material respects with, and with respect to any terms or conditions provided for in this Agreement subject and subordinate to, the terms and conditions of this Agreement, and (c) Licensee deliver to Sanofi a complete version (redacted solely with respect to confidential technical or clinical information or plans and any other terms to the extent not necessary for Sanofi to enforce its rights under this Agreement) of each executed sublicense agreement not more than [***] following the execution of such sublicense agreement. Such version of such executed sublicense shall be the Confidential Information of Licensee. The grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement. Notwithstanding the foregoing, Licensee shall not be obligated to provide Sanofi a copy of any agreement pursuant to which Licensee or its Sublicensee or its or their respective Affiliates grants a sublicense to a contract research organization, contract manufacturing organization, service provider, distributor or other similar Third Party for purposes of providing services for, on behalf or in collaboration with, Licensee or its Sublicensee or its or their respective Affiliates.

2.4. No Implied Rights. Licensee, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Licensed Patents or the Licensed Know-How except as expressly provided in Section 2.1.

2.5. Disclosure of Licensed Know-How. Within [***] after the receipt of the upfront payment per Section 6.1, Sanofi shall disclose and make available to Licensee the Licensed Know-How listed on Schedule 1.53 (Licensed Know-How) in accordance with this Section 2.5. Sanofi may satisfy the foregoing obligation (a) by granting to Licensee download and all other access rights for a data room in which such information is hosted for a period of not less than [***] or (b) by delivering to Licensee a complete and accurate copy of the Licensed Know-How, for example, in paper or on a portable computer drive; provided, however, that notwithstanding the foregoing, Sanofi shall, to the extent practicable, make raw data available electronically either in a data room or on a portable computer drive as extractable data in a data format mutually agreed by the Parties. Each Party shall bear its own expenses with respect to its activities under this Section 2.5. If, after the Effective Date, Licensee identifies particular items of Information and Inventions relating to any Licensed Compound(s) that may have been inadvertently omitted from Schedule 1.54 (Licensed Know-How), Licensee may request in writing that Sanofi provide to Licensee such identified items of Information and Inventions. If such requested items of Information and Inventions are readily accessible by Sanofi or its Affiliates, Sanofi shall use commercially reasonable efforts to provide the requested additional items of Information and Inventions to Licensee as soon as practicable, at Licensee’s cost, using a method of transfer and form of media as the Parties may determine at such time to be technically feasible and cost-effective, and the Parties shall update Schedule 1.53 (Licensed Know-How) to include such additional transferred Information and Inventions. Within [***] after the receipt of the upfront payment per Section 6.1, and ending [***] thereafter, Licensee shall have access, as reasonably requested by Licensee, [***], to Sanofi scientific personnel at reasonable times during normal business hours and upon reasonable prior notice for reasonable assistance with respect to the use of the Licensed Know-How by Licensee; provided that the fulfillment of such requests under this Section 5 shall be at Sanofi’s full discretion if they require more than [***] of effort per [***].

2.6. Transfer of Licensed Compound and Licensed Products. Sanofi hereby assigns to Licensee all of its and its Affiliates’ right, title and interest in and to it inventory of any and all Licensed Compounds owned by Sanofi and existing as of the Effective Date listed on Schedule 2.6 (Inventory of Licensed Compounds), wherever located, at the cost shown on such Schedule 2.6 (which cost reflects actual costs plus [***]) provided that [***]. Sanofi shall deliver [***] such Licensed Compounds to Licensee promptly after having received from Licensee all information necessary to effectuate the delivery (including without limitation delivery address, contact name(s) and customs information). Sanofi may deliver the Licensed Compounds listed on Schedule 2.6 ((Inventory of Licensed Compounds) in batches, and no single batch delivered to Licensee shall contain more than [***] of Licensed Compounds listed on Schedule 2.6 ((Inventory of Licensed Compounds). [***]. The Parties agree that: (a) such Licensed Compounds shall be used solely for the Development of Licensed Products pursuant to this Agreement; (b) all such Licensed Compounds shall be provided AS IS, without any warranties, express or implied; and (c) such Licensed Compounds shall not be made available by Licensee to any Third Party except for those subcontractors listed on Schedule 3.5 or otherwise as expressly consented to in writing by Sanofi (which consent shall not be unreasonably withheld, conditioned or delayed).

2.7. Reserved.

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1. Development.

3.1.1. In General. As between Sanofi and Licensee, Licensee shall have the sole right to Develop the Licensed Products in the Field in the Territory, and the cost of Development of the Licensed Products in the Field in the Territory by Licensee shall be at Licensee’s own cost and expense.

3.1.2. Development Plan. The initial Development Plan, which covers the period from the Effective Date through [***], has been agreed upon by the Parties and is attached to this Agreement as Schedule 3.1.2 (Development Plan). Subject to Section 3.7, for [***] and for [***] until Regulatory Approval is obtained for a Licensed Product in each of the Major Markets, Licensee shall deliver to Sanofi an updated Development Plan together with its Development Report as prescribed by Section 3.3, such updated Development Plan setting forth in reasonable detail a description of Licensee’s Development objectives, planned Clinical Studies, and other Development activities and the contemplated timelines for the foregoing for the applicable Calendar Year (with respect to each Major Market in which Regulatory Approval has not been obtained). The Development Plan and any update thereto delivered by Licensee pursuant to this Section 3.1.2 shall be the Confidential Information of Licensee. Sanofi shall use reasonable efforts to only make such Development Plans available to its, and its Affiliates’ and subcontractors’, employees who have a need to know such information for purposes of this Agreement and are not engaged in research or development activities at or for Sanofi or its Affiliates. Licensee may redact from any such updated Development Plan any information relating to any product or program that is not or does not include a Licensed Product and any confidential information of a Third Party.

3.1.3. Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approvals for [***] Licensed Product for use in the Field in each of the Major Markets.

3.2. Regulatory Matters. As between Sanofi and Licensee, Licensee shall have the sole right to prepare, file for and maintain Drug Approval Applications and any other Regulatory Approvals and other submissions, and conduct communications with the Regulatory Authorities, for the Licensed Products in the Territory. All Regulatory Approvals relating to the Licensed Products with respect to the Territory shall be owned by Licensee or its designated Affiliate.

3.3. Reports. Subject to Section 3.7, beginning on the anniversary of the Effective Date of this Agreement, and on an annual basis thereafter until Regulatory Approval is obtained in each of the Major Markets for any Licensed Product, Licensee shall provide Sanofi with a reasonably detailed report describing, solely with respect to Licensed Products, (a) the material Development activities it has performed, or caused to be performed, since the preceding report (including any material filings, submissions, communications or meetings with any Regulatory Authorities), and a list of any published Licensee Patents, (b) its material Development activities in process, and (c) a summary description of future material Development activities it expects to initiate during the then-current Calendar Year (including any filings, submissions, communications or meetings with any Regulatory Authorities), including with respect to clauses (b) and (c), (x) the estimated timeline for the completion of such activities. Each report delivered by Licensee pursuant to this Section 3.3 shall be the Confidential Information of Licensee. Sanofi shall use reasonable efforts to only make such reports available to its, and its Affiliates’ and subcontractors’, employees who have a need to know such information for purposes of this Agreement and are not engaged in research or development activities at or for Sanofi or its Affiliates. Licensee may redact from any such report any information relating to any product or program that is not or does not include a Licensed Product and any confidential information of a Third Party.

3.4. Records. Licensee shall maintain, or cause to be maintained, all Regulatory Documentation and final supporting records and documentation therefor (but not draft records or documentation therefor except as otherwise required by Applicable Law), in accordance with its standard practices and in compliance with Applicable Law. Such records and documentation shall be retained for at least [***] or such longer period as may be required by Applicable Law.

3.5. Subcontracting. Licensee may subcontract the exercise of its rights and the performance of its obligations under this ARTICLE 3; provided that any agreement pursuant to which Licensee engages a subcontractor must be in writing, and such agreement’s terms must be consistent in all material respects with, and with respect to any terms or conditions provided for in this Agreement subordinate to, this Agreement. Notwithstanding any subcontracting, Licensee shall remain responsible for the performance of such activities in accordance with this Agreement.

3.6. Compliance. Licensee shall perform or cause to be performed any and all of its Development activities under this Agreement in a good scientific manner and in compliance with all Applicable Law.

3.7. Termination of Obligation to Deliver Development Plans and Reports. Licensee shall have no further obligation to deliver to Sanofi any Development Plan or update thereto pursuant to Section 3.1.2 or any report pursuant to Section 3.3, and Sanofi shall destroy copies of any such Development Plans, updates to Development Plans and reports in its or its Affiliates’ possession, if Sanofi or any of its Affiliates initiates a [***], except that a copy may be retained for the purpose of determining Licensee’s compliance with this Agreement. If Sanofi or any of its Affiliates initiates a [***], it shall notify Licensee promptly that the obligations to deliver updates to Development Plans pursuant to Section 3.1.2 and reports pursuant to Section 3.3 are waived until such time as Sanofi notifies Licensee that such [***] has been terminated, and following notice of such termination, Licensee’s obligations under Section 3.1.2 and Section 3.3 shall be reinstated.

ARTICLE 4

COMMERCIALIZATION

4.1. In General. As between Sanofi and Licensee, Licensee shall have the sole right to Commercialize the Licensed Products in the Field in the Territory, and the cost of Commercialization of the Licensed Products in the Field in the Territory by Licensee shall be at Licensee’s own cost and expense.

4.2. Diligence. For each Licensed Product that obtains Regulatory Approval in the Field in a Major Market, Licensee shall use Commercially Reasonable Efforts to Commercialize such Licensed Product(s) in the Field in each of the Major Markets. Licensee shall notify Sanofi of the First Commercial Sale of each Licensed Product in each of the Major Markets.

4.3. Compliance with Applicable Law. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.

4.4. Sales and Distribution. As between Sanofi and Licensee, Licensee shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and shall perform all related services, in each case, in a manner consistent with the terms and conditions of this Agreement. As between Sanofi and Licensee, Licensee shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Territory.

4.5. Product Trademarks. As between Sanofi and Licensee, Licensee shall have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory. Licensee, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the use of any corporate name or logo of Sanofi or its Affiliates in or in connection with any Product Trademark.

4.6. Subcontracting. Licensee may subcontract the exercise of its rights and the performance of its obligations under this ARTICLE 3; provided that any agreement pursuant to which Licensee engages a subcontractor must be in writing and such agreement’s terms must be consistent in all material respects with, and with respect to any terms or conditions provided for in this Agreement subordinate to, this Agreement. Notwithstanding any subcontracting, Licensee shall remain responsible for the performance of such activities in accordance with this Agreement.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1. In General. As between Sanofi and Licensee, Licensee shall be responsible for the Manufacture of each Licensed Product in such quantities as Licensee may require for the Exploitation of such Licensed Product in the Field in the Territory.

5.2. Manufacturing by Third Parties. Licensee may subcontract the exercise of its rights and the performance of its obligations under this ARTICLE 3; provided that any agreement pursuant to which Licensee engages a subcontractor must be in writing, and such agreement’s terms must be consistent in all material respects with, and with respect to any terms or conditions provided for in this Agreement subordinate to, this Agreement. Notwithstanding any subcontracting, Licensee shall remain responsible for the performance of such activities in accordance with this Agreement.

ARTICLE 6

PAYMENTS

6.1. Upfront Payment. No later than 15 Business Days after the Effective Date, Licensee shall pay Sanofi an upfront amount equal to USD $[***]. Sanofi shall notify Licensee in writing upon receipt of such payment. Such payment shall be nonrefundable and non-creditable against any other payments due hereunder. If Licensee fails to remit the payment referred to in the first sentence of this Section 6.1 to Sanofi within the time period prescribed therein, Sanofi shall notify Licensee of such non-receipt of payment, and effective upon delivery of such notice, this Agreement shall be null and void.

6.2. Reimbursement of R&D Expenses. No later than 30 days after the receipt of Sanofi’s invoice, Sling shall reimburse Sanofi for the Development expenses listed in Schedule 6.2 (R&D Expenses).

6.3. Milestones.

6.3.1. Development Milestones. Licensee shall notify Sanofi in writing within [***] after first achievement by Licensee or its Affiliates of the Milestone Event set forth below with respect to the first Licensed Product only, or if such first achievement is by a Sublicensee, within [***] after Licensee receives notice of such first achievement by such Sublicensee. Licensee shall pay Sanofi the following non-refundable, non-creditable milestone payment within [***] after receipt of a corresponding invoice from Sanofi.

Milestone Event	Milestone Payment
[***]	$	[***]

6.3.2. Commercial Milestones. Licensee shall notify Sanofi in writing within [***] (which period may be extended to [***] if necessary for Licensee to obtain and incorporate sales reports from Sublicensees) after the first achievement of each of the Milestone Events set forth below with respect to Licensed Products. Licensee shall pay Sanofi each of the following, one-time, non-refundable, non-creditable milestone payments within [***] after receipt of a corresponding invoice from Sanofi.

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]

6.3.3. Determination that Milestone Events Have Occurred. Licensee shall notify Sanofi of the achievement of each Milestone Event as provided in Sections 6.3.1 and 6.3.2. In the event that, notwithstanding the fact that Licensee has not provided Sanofi such a notice, Sanofi believes that any such Milestone Event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. For clarity, (a) any achievement of the second Milestone Event provided in Sections 6.3.2 shall be deemed an achievement of the first Milestone Event provided in Sections 6.3.2 if the Milestone Payment corresponding to such first Milestone Event has not been made for any reason, and (b) the achievement of any Milestone Event by an Affiliate of Licensee or Sublicensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. Any dispute under this Section 6.3.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.6.

6.4. Royalties.

6.4.1. Royalty Rates. Licensee shall pay Sanofi a royalty on Net Sales of each Licensed Product in the Territory in each Calendar Year (or partial Calendar Year) during the applicable Royalty Term for such Licensed Product, as follows:

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty Rate For Licensed Products covered by [***]		Royalty Rate For Licensed Products covered by [***]		Royalty Rate For Licensed Products not covered [***]
Less than or equal to $[***]	[***]	%	[***]	%	[***]	%
Greater than $[***]	[***]	%	[***]	%	[***]	%

Only [***] royalty payment shall be payable under this Section 6.4.1 on any Net Sales of any Licensed Product, which royalty payment shall be calculated using the highest applicable royalty listed in the table above.

6.4.2. Royalty Adjustment for Third Party Royalties. As between Sanofi and Licensee, Licensee shall be solely responsible to pay all upfront payments, milestone payments and royalties in order to acquire rights from any Third Party, which Licensee determines are reasonably necessary in order to Exploit the Licensed Products in the Field throughout the Territory (or any part thereof) (“Third Party Royalties”). Licensee shall be entitled to credit against royalties due to Sanofi under this Agreement with respect to any Product the amount of Third Party Royalties effectively paid by Licensee in consideration for the acquisition or in-licensing of Patents covering such Licensed Product, including its manufacture or use. Licensee shall disclose to the Accountant any agreements under which Licensee has made royalty adjustments under this Section 6.4.2 for the purpose of any audit conducted under Section 6.11.

6.4.3. Royalty Adjustment for loss of Market Share. On a Licensed Product-by-Licensed Product and country-by-country basis, if in any Calendar Quarter during the Royalty Term following introduction of a generic product in a country (“Generic Entry”), the market share of Licensee (or its Affiliates or their Sublicensee, as applicable, if such Licensed Product is not directly marketed by Licensee), for such Licensed Product in the Field in such country after Generic Entry (as measured by reputable published data for such country, e.g. by reference to market share data collected by IQVIA) (“Market Share”) is reduced by at least [***]% compared to the Market Share in the Calendar Quarter immediately preceding Generic Entry, then the applicable royalty payable to Sanofi under Section 6.4.1 shall be reduced by [***]%. For the purposes of this Section 6.4.3, “generic product” means, with respect to a Licensed Product being sold by Licensee (or its Affiliates or their Sublicensee or subcontractors, as applicable), a pharmaceutical product containing the same Licensed Compound as such Licensed Product (and the same other active ingredient(s), as applicable, in the case of a Combination Product) which is marketed by an entity other than Licensee, or its Affiliates or their Sublicensee in the Field.

6.4.4. Notwithstanding the terms of Sections 6.4.2 and 6.4.3 and the adjustments provided therein, in no event shall the royalties payable to Sanofi fall below [***]% of the royalties that would otherwise have been payable under Section 6.4.1 above with respect to a Licensed Product.

6.4.5. Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] after (which period may be extended to [***] if necessary for Licensee to obtain and incorporate sales reports from Sublicensees) the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Products by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the applicable royalty rates for the Licensed Products; (d) the exchange rates used in calculating any of the foregoing; and (e) a calculation of the amount of royalty due to Sanofi. Each report delivered by Licensee pursuant to this Section 6.4.5 shall be the Confidential Information of Licensee.

6.5. PRV Purchase Option and Revenue Sharing. Licensee hereby grants to Sanofi, and Sanofi hereby accepts, an exclusive purchase option with respect to any PRV which Licensee (or its Affiliates, Sublicensee, successor), as the case may be) may be awarded as a result of the Development of the Licensed Compounds or Licensed Products. Licensee shall promptly (an in any event no later than [***] following the date of its receipt of notification of award of a PRV) notify Sanofi in writing of such award. Sanofi shall then have [***] to confirm its decision to exercise its exclusive option to purchase the PRV, and shall pay to Licensee an amount equal to the PRV Value within [***] after having so notified Licensee of its decision. In case Sanofi does not exercise such purchase option for the PRV within such [***] or elects at any time not to exercise its purchase option for the PRV, Sanofi shall have no further rights to purchase the PRV, and Licensee shall have the obligation to pay (or to cause the relevant Affiliate, Sublicensee or successor to pay) to Sanofi, (a) within [***] after the use of the PRV by Licensee (or the relevant Affiliate, Sublicensee or successor) to obtain priority review designation by the FDA for an NDA for a drug for use in the Field, other than for a Licensed Product, the sum of $[***] or (b) upon the first sale of the PRV to a Third Party, within [***] after receipt of the corresponding consideration paid by such Third Party for the PRV, an amount equal to [***]% of such consideration received.

6.6. Sublicense Revenue.

6.6.1. Net Sales by Sublicensees. Any and all Net Sales by Sublicensees shall be included in the Net Sales calculations in Section 6.3.2 and Section 6.4.1 for purposes of determining the milestones or royalties, as applicable, owed by Licensee to Sanofi thereunder.

6.6.2. Other Sublicense Revenue. Licensee shall pay to Sanofi the Sublicense Percentage of any Sublicense Income received by Licensee or any of its Affiliates in connection with any sublicense granted pursuant to Section 2.4 within [***] of the receipt of such funds by Licensee. No payments shall be due under this Section 6.6.2 with respect to [***].

6.7. Change of Control Payment. In the event that Licensee undergoes a Change of Control within [***] following the Effective Date for a total non-contingent consideration in excess of $[***], Licensee shall then pay a fee to Sanofi, which fee shall be payable when the Change of Control consideration is received by Licensee, as follows:

Total Non-Contingent Change of Control Consideration Amount	Fee
Comprised between $[***] and $[***]	$[***]
Comprised between $[***] and $[***]	$[***]
Greater than $[***]	$[***]

For purposes of making a determination of whether a Change of Control has occurred for purposes of this Section 6.7, no Change of Control pursuant to Section 1.14 i shall occur as a result of the acquisition of securities of Licensee by any Person in an Original Issuance by Licensee in a bona fide financing transaction in which the net proceeds of such financing transaction are received by Licensee exclusively for its and its Affiliates’ capital and operating purposes, such as a customary venture capital financing or primary offering of securities to the public. “Original Issuance” means the issuance by Licensee of new capital shares or other instruments in exchange for cash or conversion, exchange or cancellation of indebtedness as necessary to fund its operations and the initial [***] of the Development Plan. Any dispute as to whether a financing transaction constitutes a Change of Control shall be [***].

6.8. Mode of Payment; Current Conversion.

(i) All payments to Sanofi under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi may from time to time designate by notice to Licensee.

(ii) If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the rates and methodologies utilized by Licensee, or its Sublicensee or its or their Affiliates, as applicable, in its audited financial statements to make currency conversions with respect to product sales generally. Such rates and methodologies shall be described in each report delivered by Licensee pursuant to Section 6.4.5.

6.9. Taxes. The milestones and other amounts payable by Licensee to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to Sanofi the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] following such payment. Licensee shall be responsible for any sales or similar tax that Sanofi may be required to collect with respect to any Payment.

6.10. Interest on Late Payments. If any Payment due to Sanofi under this Agreement is not paid in when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to [***], such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.11. Financial Records. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate books and records pertaining to the sale of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, retain such books and records, until the later of [***] after the end of the period to which such books and records pertain, or for such longer period as may be required by Applicable Law.

6.12. Audit. At the request of Sanofi, Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, permit an independent certified public accountant retained by Sanofi, and reasonably acceptable to Licensee, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.11 to verify the accuracy of all reports and payments made under Section 6.2, 6.4, 6.5, 6.6 or 6.7. Such audits may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than [***] in any 12-month period (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such 12-month period) or (c) be repeated for any Calendar Quarter. If Licensee is unable through the exercise of reasonable efforts to obtain from any Sublicensee a right for Sanofi (through an independent certified public accountant designated by Sanofi) to audit the equivalent books and records of such Sublicensee, Licensee shall obtain the right to inspect and audit such Sublicensee’s books and records for itself on terms materially equivalent to those set forth in this Section 6.12 and shall exercise such audit rights on half and at the expense of Sanofi upon Sanofi’s written request and disclose the results of any such audit to Sanofi in accordance with the terms of this Agreement. Except as provided below, the cost of any audit shall be borne by

Sanofi, unless the audit reveals a underpayment of more than [***]% of the reported amounts, in which case Licensee shall bear the reasonable costs of the audit charged to Sanofi by the applicable independent certified public accountant. Unless disputed pursuant to Section 6.13, if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 6.10, or Sanofi shall reimburse such excess payments, in either case, within [***] after the date on which such audit is completed and the conclusions thereof are notified to the Parties.

6.13. Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.12, Sanofi and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine. Not later than [***] after such decision and in accordance with such decision, Licensee shall pay the additional monies, with interest from the date originally due as provided in Section 6.10 or Sanofi shall reimburse such excess payments, as applicable.

6.14. Confidentiality. Sanofi shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of ARTICLE 9 and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.12 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement with Licensee that includes an obligation to retain all such financial information in confidence.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1. Ownership of Licensee Know-How and Licensee Patents. Licensee shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Licensee, its Sublicensees or its Affiliates under or in performance of the exercise of the licenses granted to Licensee pursuant to Section 2.1, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto. As between Sanofi and Licensee, Licensee shall own and retain all right, title and interest in and to any and all Licensee Know-How and Licensee Patents, including the sole and unencumbered right to prepare, file, prosecute, maintain (including with respect to related interference, re-issuance, re-examination and opposition proceedings) and enforce the Licensee Patents in the Territory at its sole cost and expense.

7.2. Prosecution and Maintenance of Patents.

7.2.1. Licensed Patents. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Patents in the Territory at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Sanofi.

7.2.2. Abandonment of Licensed Patents.

(i) Provisional patents. If Licensee plans to abandon any provisional patent application within the Licensed Patents in any country in the Territory, Licensee shall notify Sanofi in writing at least [***] in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent and shall indicate in such notice if Licensee intends to file a provisional or utility patent application claiming the same subject matter as claimed in the Licensed Patent in the name of Licensee or Sanofi or jointly in the names of Licensee and Sanofi, as required by Applicable Law (i.e. as a Licensee Patent), in such case, Licensee may proceed with the abandonment of the Licensed Patent and any Licensee Patent that Licensee files claiming the subject matter of the abandoned Licensed Patent shall, for the purposes of calculating royalties pursuant to Section 6.4.1, be deemed a Licensed Patent with respect to any and all claims contained in such Licensee Patent that claim any subject matter of the abandoned Licensed Patent. If however Licensee indicates in its notice delivered to Sanofi under this Section 7.2.2(i) that Licensee does not intend to file a provisional or utility patent application claiming the same subject matter as a Licensed Patent and it wishes to cease to prosecute and maintain such Licensed Patent, Sanofi shall have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country. Upon receipt of written notice that Sanofi has elected to exercise its back-up rights under this Section 7.2.2(i) with respect to such abandoned Licensed Patent in a specific country, the licenses under such Licensed Patent granted to Licensee in Section 2.2.1 shall terminate with respect to such Licensed Patents in such country.

(ii) Issued Patents. If Licensee plans to abandon any issued patent or non-provisional patent application within the Licensed Patents in any country in the Territory, Licensee shall notify Sanofi in writing at least [***] in advance of the due date of any payment or other action that is required to maintain such Licensed Patent, and Sanofi shall have the right, in its sole discretion, to assume control and direction of the maintenance of such Licensed Patent at its sole cost and expense in such country. Upon receipt of written notice that Sanofi has elected to exercise its back-up rights under this Section 7.2.2(ii) with respect to such abandoned Licensed Patent in a specific country, the licenses under such Licensed Patent granted to Licensee in Section 2.2.1 shall terminate with respect to such Licensed Patents in such country.

7.2.3. Cooperation. Upon Licensee’s written request, and at Licensee’s cost and expense, Sanofi shall assist Licensee in connection with its activities set forth in this Section 7.2, including the prosecution of provisional or utility patent applications claiming subject matter of any provisional patent application within the Licensed Patents that is abandoned by Licensee. At Sanofi’s written request, Licensee shall keep Sanofi reasonably informed of all material steps to be taken in the preparation and prosecution of all applications within the Licensed Patents filed by Licensee pursuant to this Section 7.2 and shall furnish Sanofi with copies of such applications for Licensed Patents, amendments thereto and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Sanofi an opportunity to offer its comments thereon before making a submission to a patent office and Licensee shall consider in good faith Sanofi’s comments. Sanofi shall offer its comments, if any, promptly. Licensee also shall provide Sanofi, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the Licensed Patents, including relevant Third Party Patents and Patent applications located; provided that Licensee shall not be required to provide privileged information with respect to search reports or such intellectual property status, unless and until procedures reasonably acceptable to Licensee are in place to protect such privilege. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Licensed Patents, including applications for Licensed Patents, amendments thereto and related correspondence to and from patent offices or patent authorities with respect to such Licensed Patents and applications (the “Patent Communications”), shall be considered the Confidential Information of Licensee and Sanofi; provided, however, that if Licensee’s licenses under a Licensed Patent granted to Licensee in Section 2.1.1 shall terminate, the applicable Patent Communications shall be considered the Confidential Information solely of Sanofi.

7.2.4. Patent Term Extension and Supplementary Protection Certificate. As between Sanofi and Licensee, Licensee shall have the sole right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents in any country in the Territory. Sanofi shall provide prompt and reasonable assistance, as reasonably requested by Licensee, including by taking such action as Patent owner as is required under any Applicable Law to obtain any such extension.

7.2.5. Patent Listings. As between the Parties, Licensee shall have the sole right to make decisions regarding and make all filings with Regulatory Authorities in the Territory with respect to the Licensed Patents for the Licensed Compounds and the Licensed Products, including as required or allowed (a) in the United States, in the FDA’s Orange Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) or Directive 2001/EC/83 or other international equivalents. Sanofi shall reasonably cooperate with Licensee with respect to such patent listings of such Licensed Patent.

7.2.6. Assignment of Licensed Patents. If (a) an invention within the Licensee Know-How would be rendered unpatentable in any jurisdiction on account of double-patenting restrictions, prior art or other objection (including in the United States on account of prior art under one or more of subsections 102(e), (f), or (g) of Title 35, U.S.C.) and/or similar doctrines in other jurisdictions, and (b) an assignment by Sanofi to Licensee of a Licensed Patent would overcome such restriction, citation of prior art or other objection, Licensee may, by written notice, request that Sanofi assign such Licensed Patent to Licensee, and the Parties shall forthwith execute an assignment of such Licensed Patent to the Licensee; provided that (i) any Licensee Patent filed that claims any subject matter of an assigned Licensed Patent shall, for the purposes of calculating royalties pursuant to Section 6.4.1, be deemed a Licensed Patent with respect to any and all claims contained in such Licensee Patent that claim any subject matter of the assigned Licensed Patent, and (ii) Licensee shall grant and hereby grants to Sanofi and its Affiliates, a non-exclusive, fully paid-up, right and license under each Licensee Patent filed that claims any subject matter of each assigned Licensed Patent solely with respect to any and all claims contained in such Licensee Patent that claim any subject matter of an assigned Licensed Patent to practice under such Licensee Patent in the Field and in the Territory solely to conduct non-clinical research.

7.3. Enforcement of Licensed Patents.

7.3.1. Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than [***] after it becomes aware of any Infringement described in clause (b) above.

7.3.2. Licensed Patents in the Territory. As between Sanofi and Licensee, Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Patents at its sole cost and expense or, subject to Section 2.3 to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. If Licensee does not initiate such an infringement action within [***] (or [***] in the case of any Infringement described in clause (b) of the definition thereof) of learning of such Infringement, or earlier notifies Sanofi in writing of its intent not to so initiate an action, and Licensee has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi shall have the right, but not the obligation, to bring such an action; provided that Sanofi first meet with and consider in good faith the reasons for Licensee’s failure to initiate such action; and provided further that, except with respect to any Infringement described in clause (b) of the definition thereof, if Licensee has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [***] or [***], as applicable, period, Sanofi shall not bring suit against such Infringer for so long as Licensee is actively pursuing such negotiations.

7.3.3. Settlement. The Party that controls the prosecution of a given Infringement claim pursuant to Section 7.3.2 also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would adversely affect or diminish the rights and benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

7.3.4. Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 7.3, the other Party shall cooperate fully, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such Infringement.

7.3.5. Costs and Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action commenced pursuant to this Section 7.3. Any damages or other amounts collected shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall (a) before the First Commercial Sale of the considered Licensed Product, be shared [***] Sanofi and [***] Licensee, or (b) after the First Commercial Sale of the considered Licensed Product, be included in the Net Sales calculation for such Licensed Product.

7.4. Infringement Claims by Third Parties.

7.4.1. Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. As between Sanofi and Licensee, Licensee shall have the sole right, but not the obligation, to control the defense of such claim. Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”) without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed; provided, that no such consent of Sanofi, as the Non-Controlling Party, shall be required for the assertion by Licensee, as the Controlling Party, of such a claim or counterclaim based on the Licensed Patents. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense. The Non-Controlling Party shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding with respect to which the Non-Controlling Party is a party.

7.4.2. Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 7.4.1 also shall have the right to control settlement of such claim; provided that: (a) no settlement shall be entered into without the prior consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement; and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed, except no such consent of Sanofi, as the Non-Controlling Party, shall be required for the granting by Licensee, as the Controlling Party, of a license or covenant not to sue under or with respect to the Licensed Patents.

7.4.3. Allocation of Costs. Except as otherwise provided in ARTICLE 11, all costs and expenses relating to any defense, settlement and judgments in actions commenced pursuant to this Section 7.4 shall be borne by Licensee (subject to Licensee’s right of offset set forth in Section 6.4.2 with respect to settlements paid by Licensee in consideration for the acquisition or in-licensing of Patents).

7.5. Invalidity or Unenforceability Defenses or Actions.

7.5.1. Third Party Defense or Counterclaim.

(i) If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3 or claim or counterclaim asserted under Section 7.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(ii) Licensee shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action or claim. If Licensee fails to accept control of the defense of such a claim within [***] after receiving notice thereof from, or giving notice thereof to, Sanofi pursuant to Section 7.5.1(i) , Sanofi shall have the right, through counsel of its choosing, at its sole cost and expense, to defend against such action or claim.

7.5.2. Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.5.1, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 7.5.1, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.

7.6. Third Party Licenses. If Licensee determines that a license or other right under any Patent or any intellectual property right of a Third Party in any country in the Territory is reasonably necessary in order to Exploit the Licensed Product in the Field in the Territory by Licensee, its Sublicensees or its or their respective Affiliates, then Licensee shall have the sole right, but not the obligation, to take the lead on negotiating the terms of each such license for one or more countries in the Territory. Licensee shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party.

7.7. Product Trademarks.

7.7.1. Maintenance and Prosecution of Product Trademarks. As between the Parties, Licensee shall own all right, title, and interest to the Product Trademarks in the Territory, and shall have the sole right with respect to the registration, prosecution, and maintenance thereof. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by Licensee.

7.7.2. Enforcement of Product Trademarks. As between the Parties, Licensee shall have the sole right with respect to taking such action as Licensee deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensee shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.7.3. Third Party Claims. As between the Parties, Licensee shall have the sole right with respect to defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

ARTICLE 8

PHARMACOVIGILANCE AND SAFETY

8.1. Global Safety Database. Licensee shall set up, hold, and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory in compliance with Applicable Law.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1. Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party, its Sublicensees, and its and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products (including the Regulatory Documentation and Regulatory Approvals and any information or data contained therein), any information relating to any

Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (i) the terms of this Agreement shall be deemed Confidential Information of both Parties, (ii) Licensed Know-How shall be deemed Confidential Information of both Parties, provided that if Licensee’s licenses under Licensed Know-How granted to Licensee in Section 2.1.2 shall terminate, such Licensed Know-How shall be considered the Confidential Information solely of Sanofi and not Licensee from and after such termination, and (iii) Confidential Information shall not include any information that:

9.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

9.1.2. can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information (provided, however, that this exception shall not be available to Sanofi with respect to Licensed Know-How or any Patent Communications);

9.1.3. is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2. Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall give the Disclosing Party prior written notice of such disclosure, to the extent reasonably practicable and legally permitted, and, in the case of disclosures other than those required by securities laws, rules, regulations or court order or the rules of any securities exchange or other similar regulatory body, the Receiving Party shall give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order, and in the case of disclosures required by securities laws, rules, regulations or court order or the rules of any securities exchange or other similar regulatory body, the Receiving Party shall takes reasonable steps, upon the advice of securities counsel, to limit disclosure of or seek confidential treatment for such Confidential Information;

9.2.2. made by or on behalf of the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to obtain confidential treatment of such information;

9.2.3. made by or on behalf of the Receiving Party as necessary to file or prosecute Patent applications pursuant to Section 7.2.1 or Section 7.2.2, as applicable, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement; provided that reasonable measures shall be taken to obtain confidential treatment of such information;

9.2.4. made by or on behalf of the Licensee as the Receiving Party to a Third Party (including its Sublicensees, collaborators and subcontractors) in connection with the exercise of its rights or performance of its obligation under this Agreement, including the Development, Manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products and the Exploitation of Licensed Know-How and Licensed Patents in accordance with the licenses and rights granted to Licensee under ARTICLE 2, provided that each such Third Party signs an agreement that contains obligations (or in the case of an attorney is bound by legally enforceable ethical obligations) with respect to the Confidential Information of the Disclosing Party that are materially equivalent to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information) and further provided that Licensee shall limit the disclosure of Licensed Know-How to Third Parties under this Section 9.2.4 to only that which is reasonably necessary to Licensee’s exercise of its rights or performance of its obligations under this Agreement; or

9.2.5. made by or on behalf of (1) Licensee as the Receiving Party to actual or prospective investors, lenders, acquirers, merger candidates, or, with respect to Sanofi as the Receiving Party, to actual or prospective acquirers, merger candidates or investors in connection with a Monetization (and in each case of clause (1) or (2), to its and their respective officers, directors, employees, agents Affiliates, representatives and financing sources); provided that (a) each such Third Party (i) shall be informed of the confidential nature of the Confidential Information so disclosed and (ii) signs an agreement that contains obligations (or in the case of an attorney is bound by legally enforceable ethical obligations) with respect to the Confidential Information of the Disclosing Party that are materially equivalent to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information) and further provided that Licensee shall limit the disclosure of Licensed Know-How to actual or prospective investors, lenders, acquirers, merger candidates under this Section 9.2.5 to only that which is reasonably necessary to Licensee’s permitted activities under this Section 9.2.5.

9.3. Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement in connection with a disclosure otherwise permitted under Section 9.2, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 9) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9.

9.4. Press Releases. Except as permitted under the terms of Section 9.2.1, neither Party shall issue any press release or other similar public communication relating to this Agreement, the transactions covered by this Agreement, or the relationship of the Parties under this Agreement, without the prior written approval of the other Party. A draft of any proposed communication referred to in the preceding sentence, shall be delivered to the other Party at least [***] prior to its public disclosure (except during the months of August and December, during which the proposed communication shall be delivered to the other Party [***] prior to its public disclosure). The issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or other public communication.

9.5. Publications. The Licensed Compounds were Developed by Sanofi in collaboration with Third Parties, including academic personnel (e.g. students or post-doctoral fellows) who may wish to publish or present information related to the Licensed Compounds. To the extent that Sanofi becomes aware of such proposed publications or presentations prior to public disclosure, Sanofi will provide Licensee with such draft publication or presentation for Licensee’s information. Licensee, and its Sublicensees and its and their Affiliates, may publish or present any information or results in scientific publication or at scientific conferences or meetings or relating to the Exploitation of Licensed Compounds and Licensed Products; provided however, that no such publication or presentation may use the name, insignia, symbol or Trademark of Sanofi without the prior written approval of Sanofi.

9.6. Destruction of Confidential Information. Within [***] after the expiration or the termination of this Agreement, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2. Consents and Approvals. All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

10.1.3. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2. Representations, Warranties and Covenants of Sanofi.

10.2.1. Licensed Patents and Licensed Know-How. Sanofi or its Affiliate is the sole owner of the Licensed Patents, Licensed Know-How and Licensed Compounds. Sanofi has the right to grant the licenses specified herein free of any encumbrance, lien, or claim of ownership by a Third Party, other than the interests of the [***] under the [***] Agreement. To the knowledge of those specific Sanofi personnel having responsibility for the management of Licensed Patents as of the Effective Date, there are no Patents Controlled by Sanofi or its Affiliates that claim or cover the Licensed Compounds other than the Licensed Patents, except those listed on Schedule 10.2.1 (Additional Sanofi Patents), which patents Sanofi intends to abandon by the non-payment of annuities when they become due in February 2020. Except for the Patents listed in Schedule 10.2.1, there are no Patents Controlled by Sanofi or its Affiliates that claim or cover the Licensed Know-How.

10.2.2. Litigation. There are no active claims against Sanofi with regard to the Licensed Patents, Licensed Know-How or Licensed Compounds.

10.3. Representations, Warranties and Covenants of Licensee. As of the Effective Date, neither Licensee nor any of its Affiliates has been debarred or is subject to debarment. Neither Licensee nor any of its Affiliates, to the best of Licensee’s knowledge, will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi in writing promptly if, to the best of Licensee’s knowledge, it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s knowledge, is threatened in writing, relating to the debarment or conviction of Licensee or any Person performing activities hereunder on behalf of Licensee. If Licensee has used commercially reasonable and customary efforts to avoid using in any capacity in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section, a breach of this Section 10.3 shall not give rise to a right on the part of Sanofi to terminate this Agreement for material breach under Section 12.2.

10.4. DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1, SECTION 10.3 AND SECTION 10.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5. ADDITIONAL WAIVER. LICENSEE AGREES THAT: (A) THE LICENSED PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXCEPT FOR THE RIGHT TO BRING CLAIMS IN CONNECTION WITH A BREACH OF SECTION 10.2, LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS; (B) LICENSEE AGREES THAT SANOFI WILL HAVE NO LIABILITY TO LICENSEE FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENCE OR OTHER HANDLING OF THE LICENSED PATENTS; AND (C) LICENSEE IS SOLELY

RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

ARTICLE 11

INDEMNITY

11.1. Indemnification of Sanofi. Licensee shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the material breach by Licensee of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee under or in connection with this Agreement or the exercise of rights or performance of obligations by Licensee hereunder or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Licensee, its Sublicensees or any of its or their respective Affiliates; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 and Sanofi has an obligation to any Licensee Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2. Indemnification of Licensee. Sanofi shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the material breach by Sanofi of this Agreement, (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee under or in connection with this Agreement or the exercise of rights or performance of obligations by Sanofi hereunder or (c) the exercise by Sanofi or its Affiliates of the retained rights under Section 2.2; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Licensee Indemnitee pursuant to this Section 11.2 and Licensee has an obligation to any Sanofi Indemnitee pursuant to Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3. Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi or Licensee, as applicable (each of Sanofi or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4. Control of Defense.

11.4.1. Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2. Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3. Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Sanofi Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Licensee Indemnitee, as applicable.

11.5. Limitation on Damages and Liability. EXCEPT (A) IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, (B) WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 OR SECTION 11.2, OR (C) WITH RESPECT TO A BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL

BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (1) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS, (2) THE USE OF OR REFERENCE TO THE LICENSED PATENTS OR LICENSED KNOW-HOW OR (3) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

11.6. Insurance. Licensee shall, and shall cause its Sublicensees and its and their respective Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Licensee shall use reasonable efforts, and shall cause its Sublicensees and its and their respective Affiliates to use reasonable efforts to name Sanofi and its Affiliates as additional insureds and loss payees with regard to such policies; provided however that failure to name Sanofi and its Affiliates as additional insureds and loss payees with regard to such policies shall not be a material breach of this Agreement. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 12

TERM AND TERMINATION

12.1. Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Royalty Term for a Licensed Product in a country, the licenses granted to Licensee hereunder with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable.

12.2. Termination of this Agreement for Material Breach.

12.2.1. In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] cure period following notice of breach by the Complaining Party.

12.2.2. Notwithstanding Section 12.2, in the event of an alleged breach by Sanofi or its Affiliates of the exclusivity of the license grants under Section 2.1, the terms of Section 2.2 or the confidentiality and non-use obligations under ARTICLE 9, Section 2.6.2, Licensee may in its discretion elect, in lieu of exercising its rights of termination under Section 12.2 and without prejudice to any other remedy available to it (in law or equity), to continue this Agreement (“Post-Breach Continuation”) by providing written notice of such election to Sanofi. Following delivery of such notice: (i) Licensee’s obligations to deliver a Development Plan under Section 3.1.2 shall terminate; (ii) Licensee’s reporting obligations under Section 3.3 shall terminate; and (iii) Sanofi’s rights under Section 6.5 shall terminate. Except as expressly set forth above, in the case of a Post-Breach Continuation, the terms and conditions of this Agreement shall otherwise remain in effect. Nothing herein shall prevent Sanofi from pursuing any remedy available to it (in law or equity) to challenge Licensee’s allegation of a breach by Sanofi or its Affiliates under this Section 12.2.2, and if Sanofi prevails in such challenge then Licensee’s obligations pursuant to items (i) and (ii) shall be reinstated from and after the date Sanofi so prevails, Licensee’s obligations pursuant to item (iii) herein shall be reinstated retroactively and Sanofi’s rights under Section 6.5 shall be reinstated retroactively.

12.3. Termination by Sanofi.

12.3.1. In the event that Licensee or any of its Affiliates anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities contemplated by this Agreement absent the rights and licenses granted hereunder, Sanofi may terminate this Agreement, including the rights of any Sublicensees, immediately upon written notice to Licensee. Licensee shall obtain in each written sublicense agreement entered into in accordance with Section 2.3, a provision permitting Licensee to terminate the rights thereunder that are sublicensed pursuant to such agreement, immediately upon written notice to the applicable Sublicensee in the event that such Sublicensee or any of its Affiliates anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Sublicensee’s activities contemplated under the applicable sublicense agreement absent the rights and licenses granted thereunder, and Licensee shall state in each sublicense agreement that Sanofi is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing the foregoing provision.

12.4. Termination by Licensee. Licensee shall have the right to terminate this Agreement, with or without cause, in its entirety at any time upon [***] written notice to Sanofi.

12.5. Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.

12.6. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

12.7. Consequences of Termination. In the event of a termination of this Agreement:

12.7.1. all rights and licenses granted by Sanofi hereunder shall immediately terminate;

12.7.2. except in case of a termination by Licensee for convenience under Section 12.4, all rights and sublicenses under this Agreement granted by Licensee to any Sublicensee will not terminate with the effective date of termination of this Agreement and shall instead survive such termination, provided that if within [***] after such termination Sanofi so requests by written notice such Sublicensee, such Sublicensee shall deliver to Sanofi within [***] of Sanofi’s request such Sublicensee’s agreement in writing to be bound by all the terms, conditions and obligations (including the financial obligations under ARTICLE 6 to the extent not already satisfied in full by Licensee) of this Agreement to the same extent as such terms, conditions and obligations would apply to Licensee; provided however that in the case of a termination of this Agreement by Sanofi pursuant to Section 12.2, Sanofi may terminate such sublicense in accordance with Section 12.2 if the acts or omissions of such Sublicensee gave rise to the material breach leading to such termination of this Agreement. Licensee shall ensure that any sublicense agreement is consistent with this Section 12.7.2;

12.7.3. in case of a termination by Licensee for convenience under Section 12.4, all rights and sublicenses granted by Licensee to any Sublicensee will not immediately terminate concurrent with the effective date of termination of this Agreement; provided that Sanofi shall have the right to terminate such sublicense on [***]’ written notice if (i) such Sublicensee has failed to notify Sanofi in writing within that period of time that it agrees to be bound by all the terms, conditions and obligations (including the financial obligations under Article 6) of this Agreement that apply to Licensee, (ii) such Sublicensee has breached and not cured any material term under the applicable sublicense including without limitation any failure to comply with all Applicable Laws with regard to its performance of the sublicense, and/or (iii) such Sublicensee has failed to pay in full all payments required under ARTICLE 6 by virtue of any activities of such Sublicensee and its Affiliates within such sixty [***] notice period; Licensee shall ensure that any sublicense agreement is consistent with this Section 12.7.3; and

12.7.4. to the extent requested in writing by Sanofi within [***] following the effective date of any termination of this Agreement by Licensee in accordance with Section 12.4 or by Sanofi in accordance with Section 12.2, Section 12.3 or Section 12.5, the Parties shall negotiate in good faith, for a period of up to [***] the terms of a license agreement to be granted by Licensee to Sanofi pursuant to which Licensee would (on terms and conditions to be negotiated in good faith, including financial terms, and subject to any licenses or sublicenses previously granted by Licensee to any Third Party):

(i) grant Sanofi a license under the Licensee Patents and Licensee Know-How to Exploit any Licensed Product;

(ii) transfer to Sanofi all information, and execute all documents, reasonably necessary or desirable to transfer the Regulatory Filings and Regulatory Approvals in Licensee’s name necessary to Exploit the Licensed Product(s) that are the subject of the license grant contemplated under the preceding clause (i);

(iii) sell to Sanofi or its designee all of its outstanding stocks of such applicable Licensed Compounds and Licensed Product(s), and

(iv) to the extent Licensee owns or holds any right, title or interest in any trademarks under which such applicable Licensed Product(s) has been or is being marketed or sold in the Territory, assign the same to Sanofi under reasonable terms and conditions.

12.8. Accrued Rights; Surviving Obligations.

12.8.1. Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.8.2. Survival. The following Sections and ARTICLES shall survive the termination or expiration of this Agreement for any reason: Section 6.12 (Audit); Section 6.13 (Audit Dispute); Section 6.14 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 7.4 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 12.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 12.7 (Consequences of Termination); this Section 12.8 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; ARTICLE 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1; ARTICLE 11 (Indemnification), provided that Section 11.6 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 13

MISCELLANOUS

13.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2.

13.2. Alliance Managers. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of this Agreement and any reporting obligations of the Parties hereunder. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.4. Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Sanofi may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of the Licensed Patents or Licensed Know-How or a sale or transfer of all or substantially of the assets of Sanofi to which this Agreement relates or to its successor entity or acquirer in the event of a merger, consolidation or change in control of Sanofi and (b) Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with a merger, consolidation or similar transaction or a sale or transfer of all or substantially of the assets of Licensee to which this Agreement relates, provided that Licensee provides written notice to Sanofi of such assignment no later than [***] after its effectiveness; provided, further, that in either case ((a) or (b)), the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and such assigning Party shall remain responsible to the other Party for the performance by such assignee or transferee of the rights and obligations of the assigning Party hereunder; provided, however, that such other Party shall not unreasonably withhold, condition or delay its agreement to release such assigning Party from such continuing obligations Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Sanofi or Licensee, as the case may be.

13.5. Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.6. Dispute Resolution. Except as provided for in Section 1.89 (Sublicense Income) or Section 6.13 (Audit Dispute), if a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] period, either Party shall be free to institute litigation in accordance with Section 13.7 and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 13.7 immediately if litigation is necessary to prevent irreparable harm to that Party.

13.7. Governing Law, Jurisdiction, Venue and Service.

13.7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.7.2. Jurisdiction. To the extent that any right of a Party requires enforcement through court process, each of the Parties hereby irrevocably and unconditionally consents and agrees to the exclusive jurisdiction of the courts of the State of New York and federal courts of the United States of competent jurisdiction located in New York, New York, United States, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and not in any court in any other country. The Parties agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.7.3. Venue. Each of the Parties further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York and federal courts of the United States of competent jurisdiction located in New York, New York, United States, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.7.4. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.8. Notices.

13.8.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. The telephone numbers provided below are solely for the purpose of facilitating delivery by courier. Delivery by email, even to an email address listed in Section 13.8 below, shall not constitute notice under this Section 13.8.1. This Section 13.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.8.2. Address for Notice.

If to Licensee, to:

[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

[***]

If to Sanofi, to:

[***]

13.9. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Licensee dated October 4, 2019. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10. English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement or any dispute with respect thereto shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.11. Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 9 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 9, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.12. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.13. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

13.14. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15. Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

13.17. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto. Any reference to days, if not specified as Business Days, are references to calendar days. Any reference to any notice to be given or received, shall be a notice delivered in writing in accordance with Section 13.8.

13.18. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

13.19. Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of the relevant Party); provided that such Party will be responsible for its Affiliates’ performance hereunder.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Sanofi		Sling Therapeutics, Inc.

By:	/s/ Alban de La Sablière	By:	/s/ Joshua Resnick
Name: Alban de La Sablière		Name: Joshua Resnick
Title: Global Head of Business		Title: Director
Development and Licensing

[Signature Page to License Agreement]

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 (the “Amendment”) to the License Agreement effective as of December 20, 2019 (the “Agreement”) is made and entered as of May 14, 2020 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sling Therapeutics, Inc., a Delaware corporation located at [***] “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the list of Licensed Know-How and the Inventory of Licensed Compounds.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments to Agreement.

(a)	Licensed Know-How. Exhibit A of this Amendment is added to Schedule 1.54 of the Agreement.

(b)	Inventory of Licensed Compound. Schedule 2.6 of the Agreement is hereby deleted and replaced by Exhibit B of this Amendment.

2.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the Parties as of the date of first written above.

SANOFI	SLING THERAPEUTICS, INC.

By:	By:

/s/ Stefan Risson	/s/ Adam Rosenberg

Stefan RISSON,	Adam ROSENBERG,

Head of CHC, Licenses & IA Alliance Management	Chief Executive Officer

1

EXHIBIT A

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1

EXHIBIT B

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2

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 (the “Amendment”) to the License Agreement effective as of December 20, 2019 as amended by Amendment No. 1 on May 14, 2020 (collectively the “Agreement”) is made and entered as of June 8, 2020 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sling Therapeutics, Inc., a Delaware corporation located at [***] “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the list of Licensed Know-How to include Information and Inventions related to [***].

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Licensed Know-How.

Exhibit A of this Amendment is added to Schedule 1.54 of the Agreement.

2.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date written above.

SANOFI	SLING THERAPEUTICS, INC.

/s/ Stefan Risson	/s/ Adam Rosenberg

Stefan RISSON,	Adam ROSENBERG,

Head of Licenses	Chief Executive Officer

Jun 8, 2020	Jun 8, 2020

AMENDMENT NO. 3 TO LICENSE AGREEMENT

This Amendment No. 3 (the “Amendment”) to the License Agreement effective as of December 20, 2019 as amended by Amendment No. 1 on May 14, 2020 and Amendment No. 2 on June 8th 2020 (collectively the “Agreement”) is made and entered as of December 14, 2021 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sling Therapeutics, Inc., a Delaware corporation located at [***] “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the list of the Inventory of Licensed Compounds to include [***].

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Amendments to Agreement.

(a)	Inventory of Licensed Compound. Schedule 2.6 of the Agreement is hereby deleted and replaced by Exhibit A of this Amendment.

1.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the Parties as of the date of first written above.

SANOFI	SLING THERAPEUTICS, INC.

By: /s/ Stefan Risson	By: /s/ Michael Cloonan

Name: Stefan Risson	Name: Michael Cloonan

Title: Global Head of Licenses	Title: CEO

20-déc.-2021

EXHIBIT A

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2

AMENDMENT NO. 4 TO LICENSE AGREEMENT

This Amendment No. 4 (the “Amendment”) to the License Agreement effective as of December 20, 2019 as amended by Amendment No. 1 on May 14, 2020, Amendment No. 2 on June 8th 2020 and Amendment No. 3 on December 14, 2021 (collectively the “Agreement”) is made and entered as of January 28, 2022 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sionna Therapeutics, Inc. (formerly known as Sling Therapeutics, Inc.), a Delaware corporation located at [***] “Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the schedule of “Licensed Patents” as defined therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.	Amendments to the Agreement.

2.1. Schedule of Licensed Patents. Schedule 1.55 of the Agreement is hereby deleted and replaced by Exhibit A of this Amendment.

3.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date.

SANOFI	SIONNA THERAPEUTICS, INC.

By:	By:

/s/ Stéfan Risson	/s/ Mike Cloonan

Stéfan RISSON,	Mike CLOONAN,

Sanofi Partnering, Head of Licensing	President & CEO

27-Jan-2022	27-Jan-2022

EXHIBIT A

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2

AMENDMENT NO. 5 TO LICENSE AGREEMENT

This Amendment No. 5 (the “Amendment”) to the License Agreement effective as of December 20, 2019 as amended by Amendment No 1 on May 14, 2020, Amendment No 2 on June 8th, 2020, Amendment No 3 on December 14, 2021 and Amendment No 4 on January 28, 2022 (collectively the “Agreement”) is made and entered into as of February 21st, 2023 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sionna Therapeutics, Inc., a Delaware corporation located at [***] (“Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the list of the Licensed Know-How to include Information and Inventions related to [***] and related to the Study Results arising from [***] performed in accordance with the Material Transfer Agreement (MTA) effective as of September 2nd, 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments to Agreement:

Licensed Know-How. Exhibit A of this Amendment is added to Schedule 1.54 of the Agreement.

2.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the Parties as of the date first written above.

SANOFI	SIONNA THERAPEUTICS, INC.

/s/ Stefan Risson	/s/ Mike Cloonan

Stefan RISSON,	Mike CLOONAN,

Sanofi Partnering, Head of Licensing	President & CEO

EXHIBIT A

[***]

2

AMENDMENT NO. 6 TO LICENSE AGREEMENT

This Amendment No. 6 (the “Amendment”) to the License Agreement effective as of December 20, 2019 as amended by Amendment No. 1 on May 14, 2020, Amendment No. 2 on June 8th 2020, Amendment No. 3 on December 14, 2021, Amendment No. 4 on December 20, 2019, and Amendment No. 5 on February 21, 2023 (collectively the “Agreement”) is made and entered as of October 28, 2024 (the “Amendment Effective Date”) by and between Sanofi, a French corporation located at [***] (acting on its own behalf and on behalf of its Affiliates, “Sanofi”) and Sionna Therapeutics, Inc. (formerly known as Sling Therapeutics, Inc.), a Delaware corporation located at [***] (“Licensee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to update the schedule of “Licensed Patents” as defined therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.	Amendments to the Agreement.

2.1.	Schedule of Licensed Patents. Schedule 1.55 of the Agreement is hereby deleted and replaced by Exhibit A of this Amendment.

3.

Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, This Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date.

SANOFI	SIONNA THERAPEUTICS, INC.

By:	By:

/s/ Stéfan Risson	/s/ Mike Cloonan

Stéfan RISSON,	Mike CLOONAN,

Sanofi Partnering, Head of Licensing	President & CEO

EXHIBIT A

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